UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2010
iGo, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-30907 (Commission File Number)	86-0843914 (IRS Employer Identification No.)

17800 North Perimeter Dr., Suite 200, Scottsdale, AZ (Address of Principal Executive Offices)	85255 (Zip Code)
(480) 596-0061
(Address of principal executive offices and Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     As previously reported, in April 2007, Mobility California, Inc. (“Mobility California”), a wholly owned subsidiary of iGo, Inc. (“iGo”) completed the sale of the assets of its expansion and docking business to Mission Technology Group, Inc. (“Mission”) in exchange for two promissory notes totaling $3.93 million and a 15% common equity interest in Mission (the “Transaction”). The first promissory note, in the principal amount of $1.43 million, was paid in full in August 2008.
     On April 19, 2010, Mobility California and Mission entered into an agreement pursuant to which Mission paid Mobility California $1.7 million in complete satisfaction of the outstanding balance owed to it under the second promissory note, having an original principal balance of $2.5 million. In connection with Mission’s repayment of the second promissory note, Mobility California also assigned its fifteen percent (15%) ownership interest in Mission back to Mission in exchange for the right to receive fifteen percent (15%) of the net proceeds generated from a sale of Mission at any time on or prior to April 19, 2011, or seven and one-half percent (7.5%) of the net proceeds generated from a sale of Mission at any time between April 19, 2011 and April 19, 2012.
     Upon receipt of the $1.7 million, Mobility California will have received total cash proceeds of $3.93 million plus interest in connection with the Transaction. As iGo had previously recorded a valuation allowance of $1.7 million against the promissory notes, iGo expects to record a $1.7 million gain as a result of Mission’s repayment of the second promissory note during the three months ended March 31, 2010.
     A copy of the Note Repayment and Stock Repurchase Agreement executed by and between iGo and Mission is filed as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description
10.1	Note Repayment and Stock Repurchase Agreement dated April 19, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGO, INC.
Dated: April 21, 2010	By:	/s/ Darryl S. Baker
Darryl S. Baker
Vice President, Chief Financial Officer & Treasurer